Exhibit 4.1

EXECUTION VERSION

THIRD AMENDMENT

TO

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 25, 2016

among

WHITING PETROLEUM CORPORATION,

as Parent Guarantor,

WHITING OIL AND GAS CORPORATION ,

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

FIRST AMENDMENT

TO

AMENDED AND RESTATED GUARANTY AND COLLATERAL AGREEMENT

dated as of March 25, 2016

made by

WHITING PETROLEUM CORPORATION,

WHITING OIL AND GAS CORPORATION

and

Each of the Other Obligors (as defined herein)

In Favor of

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

THIRD AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO

AMENDED AND RESTATED GUARANTY AND COLLATERAL AGREEMENT

This Third Amendment to the Sixth Amended and Restated Credit Agreement (this “Third Amendment”) and this First Amendment to the Amended and Restated Guaranty and Collateral Agreement (this “First Amendment” and together with the Third Amendment, this “Amendment”), dated as of March 25, 2016, is among Whiting Oil and Gas Corporation, a Delaware corporation (the “Borrower”), Whiting Petroleum Corporation, a Delaware corporation (the “Parent Guarantor”), the Restricted Subsidiaries of the Parent Guarantor signatory hereto (the “Obligors”), each Lender (as defined below) party hereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

RECITALS

A.        The Borrower, the Parent Guarantor, the Administrative Agent and the banks and other financial institutions from time to time party thereto (together with their respective successors and assigns in such capacity, each a “Lender”) have entered into that certain Sixth Amended and Restated Credit Agreement, dated as of August 27, 2014 (as amended by the First Amendment to the Sixth Amended and Restated Credit Agreement, dated as of April 27, 2015, as amended by the Second Amendment to the Sixth Amended and Restated Credit Agreement, dated as of October 13, 2015 and as may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”).

B.         The Borrower, the Parent Guarantor, the Obligors and the Administrative Agent have entered into that certain Amended and Restated Guaranty and Collateral Agreement, dated as of December 8, 2014 (as may be amended, restated, modified or supplemented from time to time, the “Guaranty and Collateral Agreement”).

C.        The Borrower, Administrative Agent and the Required Revolving Lenders desire to redetermine the Borrowing Base as set forth below.

D.        The Borrower has requested and the Majority Lenders have agreed to (a) amend certain provisions of the Credit Agreement, the Guaranty and Collateral Agreement and the existing mortgages, and (b) consent to the Midstream Asset Disposition (as defined below), in each case, on the terms and conditions set forth herein.

E.        NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Definitions. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement or the Guaranty and Collateral Agreement, as the context requires. Unless otherwise indicated, all section references in this Amendment refer to sections of the Credit Agreement or the Guaranty and Collateral Agreement, as the context requires.

Section 2.  Amendments to Credit Agreement.

2.1        Amendments to Section 1.1.

(a) The following defined terms are hereby amended or added in their entirety to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Collateral Coverage Requirement” means the requirement that the Mortgaged Properties represent at least 90% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.

“Consolidated Cash Balance” has the meaning assigned such term in the definition of “Liquidity”.

“Consolidated Interest Charges” means, for any period, the sum (without duplication) of (a) consolidated interest expense of the Parent Guarantor and its Consolidated Subsidiaries for such period to the extent paid in cash (net of cash payments received in respect of interest rate hedging transactions under Swap Agreements) and (b) any cash interest paid in connection with the issuance or incurrence of any new Debt permitted hereunder to the extent that, pursuant to Accounting Standards Codification 470-60, such payments are not accounted for as interest expense, minus, to the extent included in such amount, (i) fees, costs and expenses incurred in connection with the consummation of this Agreement, any amendment or other modification hereto from time to time and/or the issuance, incurrence or repayment of any Debt permitted hereunder and (ii) any cash interest expense in respect of indebtedness that has been defeased and/or discharged by the deposit of cash and/or cash equivalents in accordance with its terms.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent that (a) has failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) has failed within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that, a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or a parent company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an event described in (e) hereof.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Deposit Account” means Deposit Accounts (as defined under the Uniform Commercial Code) the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Parent Guarantor or any Subsidiary, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 or otherwise on behalf of or for the benefit of employees of the Parent Guarantor or any Subsidiary, (c) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Parent Guarantor or any Subsidiary and/or (d) amounts held for the benefit of one or more third parties whether as trustee, in a fiduciary capacity or otherwise.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers not affiliated with the Administrative Agent of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LC Commitment” at any time means Fifty Million dollars ($50,000,000) or, if less, the aggregate Revolving Commitments.

“Liquidity” means, as of any date of determination, the positive difference, if any, between (a) the sum of (i) the total Revolving Commitments minus the total Revolving Credit Exposures and (ii) the aggregate amount of unrestricted available cash and cash equivalents of the Parent Guarantor and its Restricted Subsidiaries as of any date of determination (it being understood that (1) cash or cash equivalents subject to a control agreement in favor of any Person, other than any control agreement in favor of the Administrative Agent or any Lender that perfects a security interest that secures Secured Obligations, shall be deemed “restricted” and (2) cash or cash equivalents upon which a Lien in favor of the Administrative Agent or any Lender that secures Secured Obligations has been granted (excluding cash that is cash collateralizing outstanding LC Exposure under Section 2.08(i) or Section 4.03(c)) shall be deemed not “restricted”) (the amount in this clause (ii), the “Consolidated Cash Balance”) and (b) the amount, if any, of the Borrowing Base Deficiency existing on such date of determination.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit and Debt owed to any Credit Party), or obligations in respect of one or more Swap Agreements, of any one or more Credit Parties in an aggregate principal amount exceeding the lesser of (a) $125,000,000 and (b) such lesser amount set forth under the definition of “Material Indebtedness” (or other similar term) in any Indenture, but in all cases excluding Debt to the extent permitted by Section 9.02(c) and Section 9.02(e). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Guarantor or any other Credit Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to purchase or refinance, other Debt (the “Refinanced Debt”); to the extent that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including make-whole payments and premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the later of (A) the stated maturity of the Refinanced Debt and (B) 180 days after the Revolving Maturity Date and an average life no shorter than the average life of the Refinanced Debt or the Revolving Facility; (c) such new Debt has a market rate of interest; (d) such new Debt is on prevailing market terms for similarly situated issuers, (e) the obligors with respect to such new Debt do not include any Persons that were not obligors with respect to such Refinanced Debt, except that Credit Parties may be added as additional obligors and (f) if the new Debt is Indebtedness permitted by Section 9.02(r), the terms and conditions of such new Debt meet the requirements of clauses (i) and (ii) of the definition of “Permitted Second Lien Indebtedness” if such new Debt is secured by any Property of the Parent Guarantor or its Restricted Subsidiaries.

“Permitted Second Lien Indebtedness” means Debt of the Parent Guarantor and its Subsidiaries that is secured by a second priority Lien on any asset or Property of the Parent Guarantor or any Restricted Subsidiary (excluding (a) customary collateralization of the obligations of defaulting lenders and/or obligations in connection with letters of credit and (b) purchase money and similar financings); provided, that such Debt (i) is subject to an intercreditor agreement in a form that is reasonably satisfactory to the Majority Lenders, (ii) has a maturity date that is not earlier than 91 days after the Revolving Maturity Date (determined at the time of issuance or incurrence) and (iii) is issued at market terms, as certified by a Responsible Officer of the Parent Guarantor in good faith; provided, further, that the terms and documentation of such Debt shall be (A) reasonably satisfactory to the Administrative Agent or (B) either (x) not materially more restrictive, taken as a whole, to the Parent Guarantor and its Restricted Subsidiaries, than the Loan Documents (or if materially more restrictive, the Lenders receive the benefit of the more restrictive terms which, for the avoidance of doubt, may be provided to the Lenders without consent) or (y) if more restrictive, then such more restrictive terms are only applicable after the Revolving Maturity Date, as certified by a Responsible Officer of the Parent Guarantor in good faith.

“Revolving Maturity Date” means the fifth anniversary of the Closing Date; provided that if at any time any Permitted Second Lien Indebtedness or any Permitted Refinancing Debt in respect thereof has a springing maturity date (the “Springing Maturity Date”) on any date prior to 91 days after such fifth anniversary of the Closing Date, the Revolving Maturity Date shall be the date that is 91 days prior to the Springing Maturity Date.

“Third Amendment” means that certain Third Amendment to the Credit Agreement, dated as of March 25, 2016, between the Parent Guarantor, the Borrower, the Administrative Agent and the Lenders party thereto.

“Third Amendment Effective Date” means the Effective Date (as defined in the Third Amendment).

“Total Senior Secured Debt” means the portion of Total Debt under the Revolving Facility that is secured by a Lien on any assets of the Parent Guarantor and/or any Consolidated Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b) The “Borrowing Base Utilization Grid” set forth on “Table 1” in the definition of “Applicable Margin” is hereby amended and restated in its entirety as follows:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	>25% but <50%	>50% but <75%	>75% but <90%	>90%
ABR Loans	1.00%	1.25%	1.50%	1.75%	2.00%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee	0.50%	0.50%	0.50%	0.50%	0.50%

2.2        Amendments to Section 2.07. Section 2.07 of the Credit Agreement is hereby amended by adding the following as new Section 2.07(i) after the current Section 2.07(h):

(i)        Reduction of Borrowing Base After Issuances of Permitted Second Lien Indebtedness. Upon the issuance of any Permitted Second Lien Indebtedness in accordance with Section 9.02(r), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Permitted Second Lien Indebtedness (without regard to any initial issue discount) and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Revolving Lenders on such date until the next redetermination or modification thereof hereunder; provided that if the Borrower gives the Administrative Agent and the Lenders prior written notice that it intends to incur such Permitted Second Lien Indebtedness as Permitted Refinancing Debt, then (i) such reduction of the Borrowing Base shall not become effective until 60 days after such incurrence and (ii) the Borrowing Base shall only be reduced by the amount equal to the product of 0.25 and the positive difference, if any, between the stated principal amount of such Permitted Second Lien Indebtedness and the amount of such Debt actually constituting Permitted Refinancing Debt on such date.

2.3        Amendments to Section 3.04. Section 3.04(c) of the Credit Agreement is hereby amended by adding the following as new Section 3.04(c)(v) after the current Section 3.04(c)(iv) and renumbering the current Section 3.04(c)(v) as Section 3.04(c)(vi):

(v)        Application of Excess Cash.   If, as of any Business Day, the Consolidated Cash Balance exceeds $200,000,000, the Borrower shall by the end of the next Business Day prepay any then-outstanding Revolving Loans, in an aggregate principal amount equal to such excess; provided, however, that no such prepayment shall be required in connection with the existence of any such excess if (A) such excess has resulted from the maintenance of cash and/or cash equivalents as necessary to facilitate the payment of principal, interest and/or fees on Debt (including by Redemption) within three (3) Business Days of the creation of such excess, (B) such payment of principal, interest and/or fees does not conflict with this Agreement and (C) a Responsible Officer of the Parent Guarantor delivers a certificate to the Administrative Agent on or prior to the date a prepayment would otherwise be required hereunder certifying that, by virtue of the immediately preceding clauses (A) and (B), no such prepayment is required.

2.4        Amendments to Article VI.

(a) Section 6.03 of the Credit Agreement is hereby amended by adding the following as new Section 6.03(d) after the current Section 6.03(c):

(d)        The Consolidated Cash Balance shall not exceed $200,000,000; provided, however, that this condition shall not apply if (i) such an excess results from the maintenance of cash and/or cash equivalents as necessary to facilitate the payment of principal, interest and/or fees on Debt (including by Redemption) within three (3) Business Days of the creation of such excess, (ii) such payment of principal, interest and/or fees does not conflict with this Agreement and (iii) a Responsible Officer of the Parent Guarantor delivers a certificate to the Administrative Agent certifying that, by virtue of the immediately preceding clauses (i) and (ii), this condition does not apply.

(b) Section 6.03 of the Credit Agreement is hereby amended by amending and restating the last paragraph thereof in its entirety as follows:

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Parent Guarantor and the Borrower on the date thereof as to the matters specified in Section 6.03(a) through (c) and, if applicable, Section 6.03(d).

2.5        Amendment to Article VII.

(a) Section 7.21 of the Credit Agreement is hereby amended by deleting the phrase “to pay amounts owed in connection with the Consent Solicitation or required for the Redemption of the Kodiak Senior Notes,”.

(b) The following new Section 7.27 is hereby added immediately after Section 7.26 of the Credit Agreement:

Section 7.27     EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

2.6        Amendments to Section 8.13. Section 8.13(b), Section 8.13(c) and Section 8.13(d) are hereby amended and restated in their entirety to read as follows:

(b)        In the event that the Mortgaged Properties do not satisfy the Collateral Coverage Requirement, then the Parent Guarantor shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.11(c), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Liens which are permitted by the terms of Section 9.03 to attach to the Mortgaged Properties may exist and have whatever priority such Liens have at such time under applicable law) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will satisfy the Collateral Coverage Requirement. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. If required in order to comply with the foregoing, in the event any Restricted Subsidiary places a Lien on its Oil and Gas Properties to secure Debt for borrowed money and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(c).

(c)        Except during an Investment Grade Rating Period, if (i) the Parent Guarantor shall form or acquire a Material Domestic Subsidiary or otherwise determines that any Restricted Subsidiary is a Material Domestic Subsidiary, (ii) the Parent Guarantor elects to have a Domestic Subsidiary (or any Foreign Subsidiary that is a Disregarded Entity) guarantee the Secured Obligations or (iii) a Domestic Subsidiary incurs or guarantees any Debt for borrowed money in an amount that exceeds $50,000,000, then the Parent Guarantor shall promptly cause such Subsidiary to guarantee the Secured Obligations pursuant to the Guaranty and Collateral Agreement; provided that Excluded Subsidiaries shall not be required to become Guarantors and no Equity Interests in any Excluded Subsidiary shall be required to be pledged. In connection with any such guaranty, the Parent Guarantor shall, or shall cause the relevant Credit Party, if applicable, to, (A) execute and deliver a supplement to the Guaranty and Collateral Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such new Domestic Subsidiary (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (C) grant the Administrative Agent control (within the meaning of the Uniform Commercial Code) over any Securities Accounts (as defined under the Uniform Commercial Code) and Deposit Accounts (other than Excluded Deposit Accounts) by entering into an account control agreement with the Administrative Agent and the account bank for such Securities Account or Deposit Account, as the case may be, on terms reasonably satisfactory to the Administrative Agent and the Borrower and (D) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(d)        Except during an Investment Grade Rating Period, in the event that the Parent Guarantor or any Domestic Subsidiary becomes the owner of a Foreign Subsidiary which would qualify as a Material Domestic Subsidiary if it were a Domestic Subsidiary, then the Parent Guarantor shall promptly, or shall cause such Domestic Subsidiary to promptly, guarantee the Secured Obligations pursuant to the Guaranty and Collateral Agreement; provided that Excluded Subsidiaries shall not be required to become Guarantors and no Equity Interests in any Excluded Subsidiary shall be required to be pledged. In connection with any such guaranty, the Parent Guarantor shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty and Collateral Agreement, (ii) pledge sixty six percent (66%) of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, if any, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof), (iii) grant the Administrative Agent control (within the meaning of the Uniform Commercial Code) over any Securities Accounts and Deposit Accounts (other than Excluded Deposit Accounts) by entering into an account control agreement with the Administrative Agent and the account bank for such Securities Account or Deposit Account, as the case may be, on terms reasonably satisfactory to the Administrative Agent and the Borrower and (iv) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

2.7        Amendments to Article IX.

(a) Section 9.01(a) of the Credit Agreement is hereby amended by replacing “2.5” with “3.0”.

(b) The following new Section 9.02(r) is hereby added immediately after Section 9.02(q) of the Credit Agreement:

(r)        Permitted Second Lien Indebtedness and any Permitted Refinancing Debt issued or incurred to purchase or refinance such Debt not to exceed, at any time, $1,000,000,000; provided that as of the time of the issuance or incurrence thereof and immediately after giving pro forma effect thereto and to the initial use of proceeds thereof, (i) no Event of Default has occurred and is continuing, (ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 9.01, (iii) the proceeds thereof are used to prepay, repurchase, exchange, redeem or defease Senior Notes, (iv) Liquidity equals or exceeds the greater of $100,000,000 and, while the Revolving Facility is subject to a Borrowing Base, 20% of the then effective Borrowing Base and (v) if during an Interim Covenant Period, the Interest Expense Ratio shall be the same as or greater than the Interest Expense Ratio was immediately prior to giving pro forma effect thereto.

(c) Section 9.03(s) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(s)        Liens securing other obligations or Debt in an aggregate principal amount not in excess of, at the time of creation, the positive difference, if any, between (i) the greater of $200,000,000 and 1.5% of the Parent Guarantor’s consolidated total assets and (ii) the amount of Debt secured pursuant to Section 9.03(t); provided, however, that the foregoing reduction of the amount permitted by this clause (s) shall in no event reduce such amount to less than $50,000,000.

(d) Section 9.03 of the Credit Agreement is hereby amended by adding the following as new Section 9.03(t) after the current Section 9.03(s) and renumbering the current Section 9.03(t) as Section 9.03(u):

(t)        Liens securing Debt issued or incurred under Section 9.02(r) in an aggregate principal amount not in excess of, at the time of creation, the positive difference, if any, between (i) $1,000,000,000 and (ii) the amount of Debt secured pursuant to Section 9.03(s); provided that such Liens are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement as required under the definition of “Permitted Second Lien Indebtedness”.

(e) Section 9.04 of the Credit Agreement is hereby amended by amending and restating the title thereof in its entirety as follows:

Section 9.04 Dividends, Distributions and Redemptions; Repayments of Senior Notes; Optional Prepayments of Permitted Second Lien Indebtedness.

(f) Section 9.04(a)(x) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(x)        if no Default, Event of Default or Borrowing Base Deficiency (if applicable) exists at the time of declaration, other Restricted Payments in an aggregate amount not to exceed $100,000,000 at any time since the Third Amendment Effective Date provided that immediately after giving effect to such Restricted Payments, the Borrower has unused availability under the Revolving Facility of not less than the greater of (1) $100,000,000 or (2) while the Revolving Facility is subject to a Borrowing Base, 20% of the then effective Borrowing Base.

(g) Section 9.04(b)(i) and Section 9.04(b)(ii) of the Credit Agreement are hereby amended and restated in their entirety as follows:

(i)        Redeem any Senior Notes unless (A) such Redemption is for a price not greater than an amount equal to par plus accrued and unpaid interest and fees and the make-whole premium as set forth in the instrument evidencing such Senior Notes, (B) immediately after giving effect to such Redemption, the Borrower has unused availability under the Revolving Facility of not less than the greater of (1) $100,000,000 or (2) while the Revolving Facility is subject to a Borrowing Base, 20% of the then effective Borrowing Base; provided, however, that any Redemption of all or any portion of the Parent Guarantor’s $350.0 million 6  1⁄2% Senior Subordinated Notes due 2018 shall be permitted so long as immediately after giving effect thereto the Credit Parties have pro forma unused availability under the Revolving Facility equal to at least the greater of (1) $100,000,000 or (2) while the Revolving Facility is subject to a Borrowing Base, 20% of the then effective Borrowing Base and (C) since the Third Amendment Effective Date, the aggregate amount of consideration paid in respect of such Redemption (other than with respect to Permitted Refinancing Debt in respect thereof) does not exceed the positive difference, if any, between (i) $350,000,000 and (ii) the amount of optional prepayments, optional repurchases, optional redemptions or defeasances of Permitted Second Lien Indebtedness pursuant to Section 9.04(c);

(ii)        amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, any Permitted Refinancing Debt or the Indentures if the effect thereof would be to shorten its maturity or average life or increase the amount of any cash payment of principal thereof or increase the interest rate to the extent payable in cash or shorten any period for payment of interest thereon, provided that the foregoing shall not prohibit the execution of supplemental indentures associated with (A) the incurrence of additional Senior Notes to the extent permitted by Section 9.02, (B) the issuance of Permitted Refinancing Debt, (C) the addition of guarantors and issuers if required by the terms of any indenture governing any of the Senior Notes or any Permitted Refinancing Debt in respect thereof, provided such Person complies with Section 8.13(b), to the extent applicable or (D) the correction of defects, ambiguities or deficiencies which can be adopted without consent of all or any portion of the holders of the Senior Notes; or

(h) Section 9.04 of the Credit Agreement is hereby amended by adding the following as new Section 9.04(c) after the current Section 9.04(b):

(c) Optional Prepayments of Permitted Second Lien Indebtedness. The Parent Guarantor will not, and will not permit any Credit Party to, optionally prepay, optionally repurchase or optionally redeem or otherwise defease any Permitted Second Lien Indebtedness other than (i) with the proceeds of Permitted Refinancing Debt or (ii) if (A) such prepayment, repurchase, redemption or defeasance is for a price not greater than an amount equal to par plus accrued and unpaid interest and fees and the make-whole premium as set forth in the instrument evidencing such Permitted Second Lien Indebtedness and (B) immediately after giving effect thereto, the Borrower has unused availability under the Revolving Facility of not less than the greater of (1) $100,000,000 or (2) while the Revolving Facility is subject to a Borrowing Base, 20% of the then effective Borrowing Base; provided that since the Third Amendment Effective Date, the aggregate amount of consideration paid in respect of such optional prepayment, optional repurchase, optional redemption or defeasance (other than with respect to Permitted Refinancing Debt in respect thereof) does not exceed the positive difference, if any, between (i) $350,000,000 and (ii) the amount of Senior Notes Redeemed pursuant to Section 9.04(b)(i) (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of, such Permitted Second Lien Indebtedness (only to the extent permitted under the definition thereof) shall be permitted).

(i) Section 9.05(k) of the Credit Agreement is hereby replaced in its entirety with “[Reserved].”.

2.8        Amendment to Section 10.01. Section 10.01(k) is hereby amended by deleting the phrase “(other than any Kodiak Indenture)”.

2.9        Amendments to Article XII.

(a) Section 12.04(b)(i) of the Credit Agreement is hereby amended by adding the phrase “, other than a natural person,” immediately after the phrase “one or more assignees”.

(b) The penultimate sentence of Section 12.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

For the purposes of this Section 12.11, “Information” means all information received from the Parent Guarantor or any other Credit Party relating to the Parent Guarantor, Kodiak and its Subsidiaries and Affiliates or any other Credit Party and their businesses other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

(c) The following new Section 12.19 is hereby added immediately after Section 12.18 of the Credit Agreement:

Section 12.19 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

    (i) a reduction in full or in part or cancellation of any such liability;

    (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 3.  Borrowing Base and Aggregate Maximum Revolving Credit Amount Reduction.

3.1        Borrowing Base. On May 1, 2016, the Borrowing Base shall be equal to $2,750,000,000, which Borrowing Base shall remain in effect until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), Section 2.07(i) or Section 9.11, whichever occurs first. Each of the Parent Guarantor and the Borrower, on the one hand, and the Administrative Agent and each of the Lenders party hereto (which constitute the Required Revolving Lenders), on the other hand, agree that the redetermination of the Borrowing Base pursuant to this Section 3 shall constitute the May 1, 2016 Scheduled Redetermination. This Section 3 constitutes (a) notice of the redetermined Borrowing Base in accordance with Section 2.07(d) of the Credit Agreement and (b) acknowledgement by the Required Revolving Lenders that they have approved the redetermined Borrowing Base consistent with each such Lender’s usual and customary oil and gas lending criteria as they currently exist as provided in Section 2.07(c)(iii) of the Credit Agreement.

3.2        Aggregate Maximum Revolving Credit Amount. The Revolving Lenders have agreed among themselves to reduce and/or assign and reallocate the Revolving Commitments and Revolving Credit Exposures such that after giving effect thereto the Aggregate Maximum Revolving Credit Amounts shall equal $2,500,000,000 and be allocated among the Revolving Lenders as set forth on Annex I to this Amendment. After giving effect to such reduction and/or reallocation, Annex I to the Credit Agreement is hereby amended and restated in its entirety in the form of Annex I to this Amendment. Each of the Administrative Agent, the Issuing Bank and the Borrower hereby consents to such reduction and/or reallocation of the Revolving Commitments and Revolving Credit Exposures. Any assignments by the Lenders necessary to effect the foregoing are hereby consummated pursuant to the terms and provisions of this Section 3.2. On the Effective Date and after giving effect to such reduction and/or reallocation, the Maximum Revolving Credit Amount of each Revolving Lender shall be as set forth on Annex I to this Amendment. Each Lender party hereto hereby consents and agrees to the Maximum Revolving Credit Amounts as set forth on Annex I to this Amendment. For the avoidance of doubt, neither the execution and delivery of any Assignment and Assumption, nor the payment of any processing or recordation fee or any amount pursuant to Section 5.02 of the Credit Agreement, shall be necessary in connection with the foregoing.

Section 4.  Amendments to Guaranty and Collateral Agreement.

4.1        Amendment to Section 1.01. The following defined terms are hereby added in their entirety to read as follows:

“Deposit Account”: means “deposit account” as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“First Amendment” means that certain First Amendment to the Guaranty and Collateral Agreement, dated as of March 25, 2016, between the Parent Guarantor, the Borrower, the Obligors, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” means the Effective Date (as defined in the First Amendment).

“Investment Property”: means “investment property” as defined in the Uniform Commercial Code of any applicable jurisdiction.

“Securities Account”: means “securities account” as defined in the Uniform Commercial Code of any applicable jurisdiction.

4.2        Amendments to Section 3.01. Section 3.01 of the Guaranty and Collateral Agreement is hereby amended and restated in its entirety as follows:

Section 3.01    Grant of Security Interest.

Each Pledgor, with respect to clauses (a) and (c) below, and each Obligor, with respect to clauses (b) and (c) below, hereby pledges and assigns to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, a security interest in all of the following respective Property now owned or at any time hereafter acquired by such Pledgor or Obligor, as applicable, in which such Pledgor or Obligor, as applicable, now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a)        all Pledged Securities;

(b)        all Investment Property and Deposit Accounts other than Excluded Deposit Accounts; and

(c)        to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.

4.3        Amendment to Article IV.  The following new Section 4.07 is hereby added immediately after Section 4.06 of the Guaranty and Collateral Agreement:

Section 4.07    Securities Accounts and Deposit Accounts. Each Obligor has no Securities Accounts and no Deposit Accounts, other than Excluded Deposit Accounts, as of the First Amendment Effective Date other than those disclosed in writing to the Administrative Agent.

4.4        Amendment to Article V.  The following new Section 5.04 is hereby added immediately after Section 5.03 of the Guaranty and Collateral Agreement:

Section 5.04    Securities Accounts and Deposit Accounts.  Any Obligor with a Security Account or a Deposit Account existing on the First Amendment Effective Date shall, within forty-five (45) days from the First Amendment Effective Date or such longer period as the Administrative Agent may agree in its reasonable discretion, unless such Deposit Account is an Excluded Deposit Account, enter into an account control agreement with the Administrative Agent and the account bank for such Securities Account or Deposit Account, as the case may be, on terms reasonably satisfactory to the Administrative Agent and the Borrower. If any Obligor shall at any time after the First Amendment Effective Date open a Securities Account or a Deposit Account that is not an Excluded Deposit Account, such Obligor shall, concurrently therewith, (i) deliver written notice thereof to the Administrative Agent and (ii) enter into an account control agreement with the Administrative Agent and the account bank for such Securities Account or Deposit Account, as the case may be, on terms reasonably satisfactory to the Administrative Agent and the Borrower.

Section 5. Effectiveness.  This Amendment shall become effective on the first date on which each of the conditions set forth in this Section 5 is satisfied or waived in accordance with Section 12.02 of the Credit Agreement (the “Effective Date”):

5.1        The Administrative Agent shall have received duly executed counterparts (in such number as may be requested by the Administrative Agent) of this Amendment from the Borrower, the Parent Guarantor, the Obligors, the Majority Lenders and the Required Revolving Lenders.

5.2        The Borrower shall have paid all fees and other amounts due and payable on or prior to the Effective Date to the extent invoiced reasonably in advance of the Effective Date, including all reasonable out-of-pocket expenses so invoiced and required to be reimbursed or paid by the Borrower under the Credit Agreement.

5.3        No Default or Event of Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Amendment.

The Administrative Agent shall promptly provide written notice to the Borrower and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

Section 6. Mortgage Amendments.  Within forty-five (45) days of the Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), (a) each Credit Party that is party to an existing mortgage shall deliver to the Administrative Agent amendments to such mortgages in a form reasonably satisfactory to the Administrative Agent and (b) the Parent Guarantor and each Restricted Subsidiary shall deliver such additional mortgages, financing statements and other security documents as may be necessary to comply with the requirements of the definition of “Collateral Coverage Requirement” and Section 8.13 of the Credit Agreement as effectively amended by this Amendment.

Section 7. Consent to Midstream Asset Disposition.  Notwithstanding anything to the contrary contained in the Credit Agreement (including Section 9.11 thereof) and without limiting any other provision of this Amendment, the Majority Lenders hereby consent to the disposition (the “Midstream Asset Disposition”) by the applicable Credit Parties of their respective ownership interests in certain gas gathering and processing plants located in North Dakota as further described on Schedule I attached hereto (the “Midstream Asset”) in one or more transactions (including any series of related transactions that may involve interim transfers of all or any portion of the Midstream Asset to Affiliates of the Borrower in accordance with Section 9.13 of the Credit Agreement) without any reduction of the Borrowing Base to occur in respect thereof; provided that any disposition of such ownership interests in the Midstream Asset to a non-Affiliated third party shall be made for at least the fair market value of such ownership interests at the time of such disposition. The Majority Lenders additionally hereby reaffirm the authority of the Administrative Agent pursuant to Section 11.10 of the Credit Agreement to (without notice to or vote or consent of any Lender or Issuing Bank) take such actions upon request of the Credit Parties as shall be required to release its Liens on the Midstream Asset to the extent necessary to permit consummation of the Midstream Asset Disposition thereof in accordance with this provision.

Section 8. Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9. Miscellaneous.

9.1        Confirmation.  The provisions of the Credit Agreement and the Guaranty and Collateral Agreement, as amended by this Amendment, shall, in each case, remain in full force and effect following the effectiveness of this Amendment.

9.2        References.  On and after the effectiveness of this Amendment, each reference in the Credit Agreement and the Guaranty and Collateral Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement or the Guaranty and Collateral Agreement, as applicable, and each reference in each other Loan Document to “the Credit Agreement”, “the Guaranty and Collateral Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement or the Guaranty and Collateral Agreement, as applicable, shall mean and be a reference to the Credit Agreement or Guaranty and Collateral Agreement, as applicable, as amended or otherwise modified by this Amendment.

9.3        Ratification and Affirmation; Representations and Warranties.  Each of the Borrower, the Parent Guarantor and the Obligors hereby (a) acknowledges the terms of this Amendment (or, in the case of the Obligors, acknowledges the terms of this First Amendment); (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended or modified hereby, notwithstanding the amendments contained herein; (c) confirms that the Security Instruments and all of the collateral described therein do and shall continue to secure the payment of all the Debt of the Credit Parties under the Loan Documents (subject to, and in accordance with, the terms of the Loan Documents), in each case, as amended by the First Amendment, the Second Amendment and this Amendment; and (d) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date and (ii) no Default or Event of Default has occurred and is continuing.

9.4        No Waiver; Loan Document.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. This Amendment shall for all purposes constitute a Loan Document as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

9.5        Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Amendment by facsimile or electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

9.6        NO ORAL AGREEMENT.     THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. AS OF THE DATE OF THIS AMENDMENT, THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

9.7        Severability.     Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized as of the date first above written.

PARENT GUARANTOR:	WHITING PETROLEUM CORPORATION

	By:	/s/ James J. Volker
	Name:	James J. Volker
	Title:	Chairman, President and Chief Executive Officer

BORROWER:	WHITING OIL AND GAS CORPORATION

	By:	/s/ James J. Volker
	Name:	James J. Volker
	Title:	Chairman, President and Chief Executive Officer

OBLIGORS (solely for purposes of the First Amendment to the Guaranty and Collateral Agreement):	WHITING CANADIAN HOLDING COMPANY ULC

	By:	/s/ James J. Volker
	Name:	James J. Volker
	Title:	Chairman, President and Chief Executive Officer

WHITING RESOURCES CORPORATION

	By:	/s/ James J. Volker
	Name:	James J. Volker
	Title:	Chairman, President and Chief Executive Officer

WHITING US HOLDING COMPANY

	By:	/s/ James J. Volker
	Name:	James J. Volker
	Title:	Chairman, President and Chief Executive Officer

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ David Morris
Name:	David Morris
Title:	Authorized Officer

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Sarah Thomas
Name:	Sarah Thomas
Title:	Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

BANK OF AMERICA, N.A., as Lender

By:	/s/ Kathleen L. Padilla
Name:	Kathleen L. Padilla
Title:	Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

COMPASS BANK, as Lender

By:	/s/ Gabriela Albino
Name:	Gabriela Albino
Title:	Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

SUNTRUST BANK, as Lender

By:	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Managing Director

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ David L. Denbina, P.E.
Name:	David L. Denbina, P.E.
Title:	Senior Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

ROYAL BANK OF CANADA, as Lender

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Lender

By:	/s/ Daria Mahoney
Name:	Daria Mahoney
Title:	Authorized Signatory

By:	/s/ Trudy Nelson
Name:	Trudy Nelson
Title:	Authorized Signatory

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

ABN AMRO CAPITAL USA LLC, as Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ David Montgomery
Name:	David Montgomery
Title:	Executive Director

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

ING CAPITAL LLC, as Lender

By:	/s/ Scott Lamoreaux
Name:	Scott Lamoreaux
Title:	Director

By:	/s/ Michael Price
Name:	Michael Price
Title:	Managing Director

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

CITIBANK, N.A., as Lender

By:	/s/ Cliff Vaz
Name:	Cliff Vaz
Title:	Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ John Dravenstott
Name:	John Dravenstott
Title:	Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

SANTANDER BANK, N.A., as Lender

By:	/s/ Aidan Lanigan
Name:	Aidan Lanigan
Title:	Senior Vice President

By:	/s/ Puiki Lok
Name:	Puiki Lok
Title:	Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

BRANCH BANKING AND TRUST COMPANY, as Lender

By:	/s/ James Giordano
Name:	James Giordano
Title:	Senior Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

BNP PARIBAS, as Lender

By:	/s/ Sriram Chandrasekaran
Name:	Sriram Chandrasekaran
Title:	Director

By:	/s/ Vincent Trapet
Name:	Vincent Trapet
Title:	Director

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

SUMITOMO MITSUI BANKING CORP., as Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

REGIONS BANK, as Lender

By:	/s/ Kelly L. Elmore III
Name:	Kelly L. Elmore III
Title:	Managing Director

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

RAYMOND JAMES BANK, N.A., as Lender

By:	/s/ Scott G. Axelrod
Name:	Scott G. Axelrod
Title:	Senior Vice President

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Dmitriy Barskiy
Name:	Dmitriy Barskiy
Title:	Authorized Signatory

Signature Page

WHITING OIL AND GAS CORPORATION – Third/First Amendment

ANNEX I

AGGREGATE MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Revolving Percentage	Maximum Revolving Credit Amount
JPMORGAN CHASE BANK, N.A.	6.14%	$153,571,428.66
WELLS FARGO BANK, N.A.	6.00%	$150,000,000.00
BANK OF AMERICA, N.A.	6.00%	$150,000,000.00
COMPASS BANK	5.57%	$139,285,714.28
U.S. BANK NATIONAL ASSOCIATION	5.57%	$139,285,714.28
SUNTRUST BANK	5.57%	$139,285,714.28
CAPITAL ONE, NATIONAL ASSOCIATION	5.57%	$139,285,714.28
ROYAL BANK OF CANADA	4.14%	$103,571,428.57
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH	4.14%	$103,571,428.57
MUFG UNION BANK, N.A.	4.14%	$103,571,428.57
BANK OF NOVA SCOTIA	4.14%	$103,571,428.57
ABN AMRO CAPITAL USA LLC	4.14%	$103,571,428.57
ING CAPITAL LLC	4.14%	$103,571,428.57
CITIBANK, N.A.	4.14%	$103,571,428.57
KEYBANK NATIONAL ASSOCIATION	3.00%	$75,000,000.00
SANTANDER BANK, N.A.	3.00%	$75,000,000.00
FIFTH THIRD BANK	2.57%	$64,285,714.28
BRANCH BANKING AND TRUST COMPANY	2.57%	$64,285,714.28
BNP PARIBAS	2.57%	$64,285,714.28
SUMITOMO MITSUI BANKING CORP	2.57%	$64,285,714.28
HSBC BANK USA, NATIONAL ASSOCIATION	2.57%	$64,285,714.28
NATIXIS, NEW YORK BRANCH	2.57%	$64,285,714.28
REGIONS BANK	2.57%	$64,285,714.28
COMERICA BANK	2.29%	$57,142,857.14
BOKF, N.A. D/B/A BANK OF OKLAHOMA	2.29%	$57,142,857.14
RAYMOND JAMES BANK, N.A.	1.29%	$32,142,857.14
MORGAN STANLEY BANK, N.A.	0.71%	$17,857,142.85
Total	100%	$ 2,500,000,000.00

Schedule I

DESCRIPTION OF MIDSTREAM ASSET

50% ownership interest in two gas processing plants located in the Williston Basin of North Dakota: (i) the Robinson Lake plant located in the Sanish field, and (ii) the Belfield plant located near the Pronghorn field.